EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
                                        &
  RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS

                      CORNERSTONE REALTY INCOME TRUST, INC.



                                                                                     For the year ended December,
                                                             ---------------------------------------------------------------------
(In thousands, except ratios)                                                                                        (b) Pro Forma
                                                             1995         1996      1997         1998         1999        1999
                                                             ---------------------------------------------------------------------

Net income  available to common shareholders                 $ 5,230  $  (4,170)   $ 19,226   $ 23,211    $ 17,713     $ 32,767

ADD:
    Interest on indebtedness                                     292       1,428      7,561     12,588      15,346       16,519
    Capitalized interest                                           -           -          -          -           -            -
    Portion of leased equipment rents representing interest       20          47         96        165         178          178
                                                             -------------------------------------------------------------------

    Earnings                                                   5,542     (2,695)     26,883     35,964      33,237       49,464

Fixed charges and preferred stock distributions:
    Interest on indebtedness                                     292       1,428      7,561     12,588      15,346       16,519
    Portion of leased equipment rents representing interest       20          47         96        165         178          178
    Capitalized interest                                           -           -          -          -           -            -
                                                             -------------------------------------------------------------------

    Fixed Charges                                                312       1,475      7,657     12,753      15,524       16,697

ADD:
    Preferred stock distributions                                  -           -          -          -      12,324            -
                                                             -------------------------------------------------------------------

    Combined fixed charges and preferred distributions           312       1,475      7,657     12,753      27,848       16,697

Ratio of earnings to fixed charges                             17.77x        (a)       3.51x      2.82x       2.14x        2.96x(c)
                                                             ===================================================================

Ratio of earnings to combined fixed charges and
   preferred stock distributions                               17.77x        (a)       3.51x      2.82x       1.19x        2.96x(c)
                                                             ===================================================================



                                                                   Nine months ended
(In thousands, except ratios)                                     September 31, 2000
                                                             ------------------------------
                                                                Actual      (b) Pro Forma
                                                            -------------------------------
Net income  available to common shareholders                    $ 27,786   $    50,666

ADD:
    Interest on indebtedness                                      13,161        13,161
    Capitalized interest                                              51            51
    Portion of leased equipment rents representing interest          130           130
                                                            --------------------------

    Earnings                                                      41,128        64,008

Fixed charges and preferred stock distributions:
    Interest on indebtedness                                      13,161        13,161
    Portion of leased equipment rents representing interest          130           130
    Capitalized interest                                              51            51
                                                            --------------------------

    Fixed Charges                                                 13,342        13,342

ADD:
    Preferred stock distributions                                 22,880             -
                                                            --------------------------

    Combined fixed charges and preferred distributions            36,222        13,342

Ratio of earnings to fixed charges                                  3.08x         4.80x(c)
                                                            ==========================

Ratio of earnings to combined fixed charges and
   preferred stock distributions                                    1.14x         4.80x(c)
                                                            ==========================




(a) Earnings for the year ended December 31, 1996 were inadequate to cover fixed charges due to management contract termination expense resulting from the Company's conversion to "self-administered" and "self-managed" status. The amount of deficiency was $4.2 million for the year ended December 31, 1996.

(b) To give effect to the conversion of the Series A Convertible Preferred Shares into 2.1136 common shares, under Option 1, the merger with Apple and the operations of property acquisitions made during 1999 by Apple. The pro forma data includes the historical results of operations for the periods indicated regardless of when Cornerstone or Apple, as the case may be, acquired such properties. As a result, the pro forma data may not be indicative of results of operations in future periods.

(c) Alternately, under Option 2, the cash preferred shareholder may exchange their shares for cash, subject to the limitation on the amount of cash than Company will pay. Under Option 2, the pro forma ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock distributions would be 1.81x for the year ended December 31, 1999, and 3.01x for the nine months ended September 30, 2000.

                                       31